                                                                                                       Exhibit 99.1

SOUTHERN CALIFORNIA EDISON LOGO                                                                        News Release

FOR IMMEDIATE RELEASE

                                                                Contact:  Corporate Communications:  (626) 302-2255
                                                                                                 www.edisonnews.com

                                 SCE Approaches End of Procurement Cost Recovery;
                                        Files Customer Rate-Reduction Plan

         ROSEMEAD, Calif., Jan. 16, 2003--Southern California Edison (SCE) announced it will file tomorrow with the California Public Utilities Commission (CPUC) a detailed plan outlining how electricity rates could be reduced later in 2003, when the utility expects to fully recover its uncollected procurement costs incurred on behalf of customers during the California energy crisis.

         SCE has been collecting these costs under the terms of its cost-recovery settlement agreement with the
CPUC. As of Dec. 31, 2002, $574 million of SCE's $3.6 billion in uncollected procurement costs remained to be recovered.  SCE officials project that full recovery of the balance could occur as early as midyear, allowing rates to drop shortly thereafter (see SCE Form 8-K filing re: procurement recovery contingencies).

RATE RELIEF

         SCE's filing proposes that the CPUC apply the rate reductions in the same manner it applied a series of surcharges during the height of the crisis in 2001--primarily to rates paid by business and higher-use residential customers.

         "The higher electricity rates were borne by our business customers as well as those residential customers who have high consumption requirements," said SCE CEO Alan Fohrer.  "Thus, we are asking the commission to reduce rates in the same pattern originally used to allocate those crisis rates across customer groups."

         The following chart describes the customer groups most impacted by the CPUC rate surcharges along with the proposed rate reductions.

                         Customer                Current        Proposed       Proposed
                          Group                 Avg. Rate       Avg. Rate      Reduction
                                                (Per kWh)       (Per kWh)
                         --------               ---------       --------       ---------
                      Larger-use Residential      20.0 cents     18.6 cents           8%
                     Small & Medium Business      15.6 cents     12.6 cents          19%
                         Larger-use Business      13.0 cents      9.7 cents          26%

RATE STABILITY

         Rates for most residential customers would remain flat since they were essentially unaffected by the surcharges. Participants in the state's low-income California Alternate Rates for Energy (CARE) program would continue to receive rate protection and keep their 20% discount.

SCE RATE FILING

         "Nearly two-thirds of our residential bills did not include the crisis surcharges, because most of our residential customers were either exempted through the CARE discount program or they were able to keep their consumption levels below the surcharge benchmarks," Fohrer said.

         It should be noted that rates for these lower-use residential customers might have increased 10% this year with the expiration of a legislated 10% rate reduction that small customers received in 1998 as part of the state's deregulation program.  SCE's rate filing eliminates that potential rate increase.

         "Even if this proposal is approved, rates will not drop all the way to pre-crisis levels, because the costs associated with the state's long-term power contracts and the state's direct access program will remain in rates for some time," said Fohrer.  "We will continue to press for refunds and other measures that restore reasonable pricing and reliable power supplies for our customers going forward."

                                                       # # #

         An Edison  International  (NYSE:EIX)  company,  Southern  California Edison is one of the nation's largest electric  utilities,  serving  a  population  of more  than 12  million  via 4.5  million  customer  accounts  in a
50,000-square-mile  service area within  central,  coastal and Southern  California.  For more  information  on the
California electricity market, see www.sce.com.